Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Selected Consolidated Financial Data,” and to the use of our report dated March 8, 2021, with respect to the consolidated financial statements of Logan Ridge Finance Corporation (formerly known as Capitala Finance Corp.) as of December 31, 2020 and for each of the two years in the period ended December 31, 2020, in the Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed by Loan Ridge Finance Corporation with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Charlotte, North Carolina

March 14, 2022